EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $23.2 Million Order
from U.S. Government for 24 Z® Backscatter Van™ X-ray Systems

U.S. Government to Deploy Mobile ZBV Systems for Counterterrorism Applications

BILLERICA, Mass. — September 16, 2004 — American Science and Engineering, Inc.  (AS&E®) (AMEX: ASE), a leader in X-ray detection technology, announced today the receipt of an order from the U.S. Government for twenty-four Z® Backscatter Van™ (ZBV) X-ray screening systems.  The $23.2 Million order is the largest ZBV order to date. With this order, fifty-seven Z Backscatter Vans have been sold.

The systems will be configured for operation in harsh environments, and will be equipped with AS&E’s Radioactive Threat Detection (RTD) technology to detect nuclear devices and dirty bombs hidden in vehicles or containers. The order also includes installation, operator training and a one-year comprehensive parts and labor warranty.

“I am pleased to announce this milestone order from the U.S. Government for twenty-four Z Backscatter Vans,” said Anthony Fabiano, President and CEO.   “Everyone at AS&E is proud to earn such a large order from this long-standing and valued customer.  The Z Backscatter Van is an ideal tool for the U.S. Government’s counterterrorism missions. Its varied operating modes provide maximum maneuverability and flexibility for multiple applications, including urban surveillance, checkpoint security and force protection.  The speed and mobility of the ZBV make it a highly effective tool to detect plastic explosives, improvised explosive devices (IEDs) and radiological threats in vehicles or other targets, quickly and easily. The ZBV is gaining visibility and traction globally and the U.S Government’s rigorous performance requirements underscore the quality, capability and effectivity of this unique product.”

AS&E’s Z Backscatter Van is a low-cost, highly maneuverable screening system built into a commercially available delivery van. The ZBV employs AS&E’s patented Z® Backscatter technology, which reveals contraband that transmission X-rays miss — such as explosives and plastic weapons — and provides photo-like imaging for rapid analysis. The ZBV is capable of immediate deployment in response to security threats, and features a high throughput capacity to facilitate rapid inspections. The system’s unique “drive-by” capability allows one or two operators to conduct X-ray imaging of suspect vehicles and objects as the ZBV drives past. When equipped with AS&E’s optional RTD technology, the ZBV is also capable of identifying low levels of radioactivity from both gamma rays and neutrons.

About AS&E®:  American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z® Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z® Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. AS&E’s High Energy Systems Division manufactures linear accelerators for a variety of applications including medical, scientific, security, electron beam curing and non-destructive testing. For more information on AS&E products and technologies, please visit http://www.as-e.com.

For more information:

Laura Berman

American Science and Engineering, Inc.                                                                                                                    (978) 262-8700

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered ``forward-looking’’ under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.